Exhibit 99.1

Investor Contacts:
Jeremy Skule	+1.212.319.1253 jskule@mfglobal.com
Jayne Cavuoto	+1.212.589.6592 jcavuoto@mfglobal.com
Media Contact:
Diana DeSocio	+1.212.589.6282 ddesocio@mfglobal.com

MF Global Reports Fiscal 2008 First Quarter Results

- Net Revenues of $374.4 Million

- Net Income of $72.9 Million

- Adjusted Pre-tax Margin of 18.8%

NEW YORK, August 01, 2007 – MF Global Ltd. (NYSE: MF), the world’s leading broker of exchange-listed futures and options, today reported fiscal 2008 first quarter revenues, net of interest and transaction-based expenses (net revenues), of $374.4 million. For the quarter ended June 30, 2007, the company recorded GAAP net income of $72.9 million, or $0.60 per diluted pro forma share, and $0.57 per adjusted diluted pro forma share based on 127.0 million adjusted diluted pro forma shares outstanding.

Net income on an adjusted basis was $46.1 million, or $0.36 per adjusted diluted pro forma share, in the first fiscal quarter.1 Adjusted figures do not include gains from exchange memberships, the non-recurring expense of initial public offering costs or the integration expenses related to the acquisition of Refco assets.

“This was a solid quarter for MF Global driven by continued strong performance in Europe and Asia,” said Kevin Davis, chief executive officer, MF Global. “Our unique diversification across products, markets, regions and clients continues to deliver consistent results.”

“Our business is one which tends to thrive in times of market turmoil and uncertainty. Accordingly, MF Global has been a beneficiary of the recent significant volatility, particularly in July, in many of the markets in which we operate.” Mr. Davis continued. “We remain confident in our long-term financial objectives as well as the overall growth prospects for MF Global.”

Pre-tax margin, or pre-tax income divided by net revenues, was 29.8 percent for the period ended June 30, 2007. Adjusted pre-tax margin was 18.8 percent for the same period.

For the fiscal first quarter of 2008, execution-only volume was 132.0 million lots and cleared volume was 338.5 million lots.

For the fiscal first quarter of 2008, execution-only commissions were $110.3 million, cleared commissions were $358.7 million and principal transactions were $63.8 million.

[1]	Adjusted items are non-GAAP measures. For a reconciliation of non-GAAP measures used in this release with the comparable GAAP measures, please reference the information at the end of this release.

MF Global Ltd.

Clarendon House

2 Church Street

Hamilton HM 11, Bermuda

Tel 441-296-1274

Interest income totaled $860.7 million in the fiscal first quarter of 2008. Interest income is comprised of interest earned on client funds, interest received on margin accounts, interest received from collateralized financing arrangements, and interest earned from the investment of excess capital.

For the fiscal first quarter of 2008, compensation and employee benefits expense was $215.4 million, or 57.5 percent of net revenues. Adjusted non-compensation expense for the fiscal first quarter of 2008 was $80.1 million, or 21.4 percent of net revenues.

“We maintained strong expense discipline in the quarter demonstrating the scalability and operating leverage of the financial model,” said Amy Butte, chief financial officer, MF Global. “As we move forward as an independent public company, we are focused on operating flexibility and maximizing long-term shareholder value.”

For the fiscal first quarter of 2008, the company's effective tax rate on ordinary operations was approximately 35.0 percent. Overall, the company’s effective tax rate for the fiscal first quarter of 2008 was approximately 33.0 percent. The lower overall effective tax rate in the first quarter reflects the impact of one-time items associated with the separation transaction, including non-deductible initial public offering costs and the reversal of previously accrued taxes relating to gains on the sale of certain assets to Man Group plc.

At June 30, 2007, MF Global had $1.2 billion in cash and cash equivalents.

Due to its foreign issuer status at the time of its recently completed initial public offering, MF Global intends to begin periodic financial reporting as a domestic issuer with respect to the second fiscal quarter ending September 30, 2007. Accordingly, the company will not hold an earnings conference call or file a report on Form 10-Q with the Securities and Exchange Commission with respect to the quarter ended June 30, 2007. Going forward, starting with fiscal second quarter results expected at the end of October, the company will include quarterly year-over-year financial comparisons in the press release, will host an earnings conference call and file a report on Form 10-Q for that quarter.

Other First Quarter Highlights

On July 19 2007, MF Global, formerly Man Financial, successfully completed its separation from Man Group plc (LSE:EMG) through an initial public offering of 97.4 million shares of common stock.

MF Global continued its track record of consolidation in the first fiscal quarter. The company acquired FXA Securities Ltd., a leading provider of online foreign exchange products to retail investors in Japan. This acquisition represents an opportunity for MF Global to roll out a retail foreign exchange platform to all of Asia Pacific and Europe.

The company also acquired Dowd Wescott in February 2007. The strategic acquisition expanded MF Global’s professional trader client segment which generates significant volumes and creates long-term global opportunities for the company.

In conjunction with the separation from Man Group and MF Global’s initial public offering, the company received strong credit ratings of A3 from Moody’s, BBB+ from Standard & Poor’s Ratings Services, BBB+ from Fitch Ratings.

About MF Global Ltd.

MF Global Ltd., formerly Man Financial, is the leading broker of exchange-listed futures and options in the world. It provides execution and clearing services for exchange-traded and over-the-counter derivative products as well as for non-derivative foreign exchange products and securities in the cash market.

MF Global is uniquely diversified across products, trading markets, customers and regions. Its worldwide client base of more than 130,000 active accounts ranges from financial institutions, industrial groups, hedge funds and other asset managers to professional traders and private/retail clients.

MF Global operates in 12 countries on more than 70 exchanges, providing access to the largest and fastest growing financial markets in the world. It is the leader by volume on many of these markets and on a single day averages six million lots, more than most of the world’s largest derivatives exchanges. For more information, please visit www.mfglobal.com.

Forward-Looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release, including statements relating to the Company’s future revenues and earnings, plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated. We caution you not to place undue reliance on these forward-looking statements. We refer you to the Company’s filings with the Securities and Exchange Commission (SEC) for a description of the risks and uncertainties the Company faces. This press release includes certain non-GAAP financial measures, as defined under SEC rules. A reconciliation of these measures is included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.mfglobal.com and on the SEC’s website at www.sec.gov.

(Tables Follow)

MF Global

Combined Statement of Operations

(Dollars in thousands)

For the three months ended June 30, 2007
Revenues
Execution only commissions	$110,296
Cleared commissions	358,673
Principal transactions	63,767
Interest income	860,670
Other	9,440

Total revenues	1,402,846

Interest and transaction-based expenses:
Interest expense	735,246
Execution and clearing fees	221,401
Sales commissions	71,796

Total interest and transaction-based expenses	1,028,443

Revenues, net of interest expense and transaction-based expenses	374,403

Expenses
Employee compensation and benefits	215,378
Communications and technology	26,647
Occupancy and equipment costs	8,563
Depreciation and amortization	12,383
Professional fees	14,472
General and other	18,019
IPO-related costs	20,752
Refco integration costs	1,327

Total other expenses	317,541

Gains on exchange seats and shares	63,301
Interest on borrowings	8,692

Income before provision for income taxes	111,471
Provision for income taxes	36,859
Minority interests in income of combined companies (net of tax)	943
Equity in earnings of uncombined entities (net of tax)	(772)

Net income	$72,897

MF Global

Combined Balance Sheets

(Dollars in thousands)

	June 30, 2007	March 31, 2007
Assets
Cash and cash equivalents	$1,210,516	$1,733,098
Cash segregated under Federal and other regulations	5,446,262	4,373,496
Securities purchased under agreements to resell	28,431,481	19,056,287
Securities borrowed	8,954,648	4,843,281
Securities received as collateral	409,095	555,229
Securities owned, at fair value	17,153,716	13,598,979
Receivables:
Brokers, dealers and clearing organizations	8,295,133	6,185,144
Customers (net of allowances)	906,131	801,643
Affiliates	3,751	12,004
Other	37,887	41,741
Memberships in exchanges, at cost	16,897	17,514
Furniture, equipment and leasehold improvements, net	50,831	45,756
Intangible assets, net and goodwill	254,266	238,058
Other assets	190,841	168,042

TOTAL ASSETS	71,361,455	51,670,272

Liabilities and Equity
Short-term borrowings, including current portion of long-term borrowings	93,752	82,005
Securities sold under agreements to repurchase	24,614,474	16,874,222
Securities loaned	16,031,688	10,107,681
Obligation to return securities borrowed	409,095	555,229
Securities sold, not yet purchased, at fair value	6,086,721	3,378,462
Payables:
Brokers, dealers and clearing organizations	3,972,265	2,561,509
Customers	17,661,880	15,756,035
Affiliates	910,871	869,897
Accrued expenses and other liabilities	243,681	345,868
Long-term borrowings	604,270	594,622

TOTAL LIABILITIES	70,628,697	51,125,530

Minority interests in combined subsidiaries	8,317	6,973

EQUITY	724,441	537,769

TOTAL LIABILITIES AND EQUITY	$71,361,455	$51,670,272

Non-GAAP Financial Measures

In addition to our combined financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures of our financial performance for the reasons described further below. The presentation of these measures is not intended to be considered in isolation from, as a substitute for or as superior to, the financial information prepared and presented in accordance with GAAP, and our presentation of these measures may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. The non-GAAP financial measures we use are (1) non-GAAP adjusted net income, which we refer to as “adjusted net income”, and (2) non-GAAP adjusted net income per adjusted diluted pro forma common shares. These non-GAAP financial measures currently exclude the following items from our statement of operations:

•	Refco integration costs

•	Gains on exchange memberships

•	IPO-related costs

We do not believe that any of these items are representative of our future operating performance. Other than exchange membership gains and losses, these items reflect costs that were incurred for specific reasons outside of normal operations.

In addition, we may consider whether other significant non-operating or unusual items that arise in the future should also be excluded in calculating the non-GAAP financial measures we use. The non-GAAP financial measures also take into account income tax adjustments with respect to the excluded items.

GAAP Reconciliation

The table below reconciles net income to adjusted net income (applying an assumed tax rate of 35% to the adjustments), for the periods presented:

For the Three Months Ended June 30, 2007
(dollars in millions)
Net income (unadjusted)	72.9
Add: Refco integration costs	0.9
Add: IPO-related costs	13.5
Less: Exchange memberships gains	(41.2)

Adjusted net income	46.1

Adjusted diluted pro forma shares outstanding (in millions) (1)	127.0

(1)

We believe it is meaningful to investors to present adjusted net income per adjusted diluted pro forma common share. Adjusted diluted pro forma shares outstanding are adjusted to add back shares underlying an additional 4,753,933 restricted share units granted as part of the IPO Awards that are not considered dilutive under U.S. GAAP and therefore not included in pro forma diluted common shares outstanding. For fiscal 2007, our adjusted diluted pro forma shares outstanding would be 127.0 million, subject to increase to reflect our grant of additional awards after the pricing of the initial public offering. Since we expect to add back the expenses associated with these awards in determining our adjusted net income in future periods, we believe it is more meaningful to investors to calculate pro forma adjusted net income per common share based on adjusted diluted shares outstanding. We believe that this presentation is meaningful because it demonstrates the dilution that investors will experience at the end of the three-year vesting period of these awards.

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